                              AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at 7 World Trade Center, Suite 1300, New York, New York 10048, and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials also may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Common Stock of the Company is traded on the Nasdaq National Market. Reports and other information concerning the Company may be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

      The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, as certain items are omitted in accordance with the rules and regulations of the Commission. For further information pertaining to the Company and the shares of Common Stock offered hereby, reference is made to such Registration Statement and the exhibits and schedules thereto, which may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of which may be obtained from the Commission at prescribed rates.

                  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents filed by the Company with the Commission are incorporated herein by reference:

     (1) The Company's Annual Report on Form 10-K for the fiscal year ended January 28, 1995, as amended by Amendment No. 1 on Form 10-K/A;

     (2) The Company's Quarterly Reports on Form 10-Q for the quarters ended April 29, 1995, July 29, 1995 and October 28, 1995;

     (3) The Company's Current Report on Form 8-K dated September 12, 1995; and

     (4) The Company's Registration Statement on Form 8-A dated April 7, 1989 registering the Common Stock under Section 12(g) of the Exchange Act.

     All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering of the Common Stock registered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference into this Prospectus (without exhibits to such documents other than exhibits specifically incorporated by reference into such documents). Requests for such copies should be directed to the Secretary of the Company, 100 Pennsylvania Avenue, P.O. Box 9328, Framingham, Massachusetts 01701-9328; telephone (508) 370-8500.

     Except as otherwise noted, all information in this Prospectus reflects the three-for-two splits of the Company's Common Stock effected in the form of 50% stock dividends in December 1993, October 1994 and July 1995.

      NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

                                   THE COMPANY

      Staples pioneered the office supplies superstore concept in 1986 and is a leading office supplies retailer with over 440 stores in North America. These retail superstores serve small businesses and home office customers by offering one-stop shopping for their office products needs and by carrying a wide selection of products at prices substantially below those customarily available from traditional sources. Through recent acquisitions of contract stationers and increased focus on Staples Direct, the Company's mail order delivery business, Staples has expanded its customer base to include medium- and large-size businesses. As a result, the Company is now positioned to serve the needs of customers in all end-user segments of the office products market.

      Staples has experienced substantial growth since its inception in 1986. The Company's growth strategy is focused on three principal business areas:

      North American Superstores. The Company will seek to grow its core business through new store expansion and through comparable store sales growth. Staples operates three retail formats in North America: Staples - The Office Superstore, Staples Express Superstore and The Business Depot Superstore. During fiscal 1995, the Company opened 93 stores, and Staples ended fiscal 1995 with 443 stores, including 65 stores in Canada and 14 Staples Express Superstores.

      Contract and Commercial. In 1994, the Company established Staples Contract and Commercial, the Company's delivery business unit, which utilizes three different sales approaches to deliver office products to small, medium and large companies. Staples Direct, the Company's mail order business, primarily targets companies with less than 20 office workers. Staples Business Advantage, which is comprised of several regional contract stationers, targets medium to large companies, typically with 20 to 100 office workers. Staples National Advantage, the Company's national contract stationer, targets large companies (greater than 100 office workers) with multiple locations around the United States. The Company is expanding its contract and commercial business both through internal growth and additional acquisitions of regional contract stationers.

      International. The Company believes that foreign markets may provide additional growth opportunities for the latter part of the 1990s. Staples has approached foreign markets through joint ventures in order to take advantage of local operating expertise and reduce the risk associated with entering these new markets. Staples has joint ventures in the United Kingdom and Germany. At the end of fiscal 1995, the Company's United Kingdom joint venture was operating 26 stores and its German joint venture was operating 15 stores.

      The Company's executive offices are located at 100 Pennsylvania Avenue, P.O. Box 9328, Framingham, Massachusetts 01701-9328 (telephone: (508) 370-8500). The Company was organized in November 1985. As used in this Prospectus, the terms the "Company" and "Staples" refer to Staples, Inc., a Delaware corporation, and its subsidiaries.


                                 USE OF PROCEEDS

      The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders.

                                 THE ACQUISITION

      Pursuant to a Stock Purchase Agreement dated January 18, 1996 (the "Purchase Agreement") by and among Staples, WSM Consolidated Inc. ("WSM") and the stockholders of WSM, effective February 5, 1996, Staples acquired all of the outstanding shares of capital stock of WSM (the "Acquisition"). In consideration of the Acquisition, the Company issued an aggregate of 191,753 shares of Common Stock to the Selling Stockholders, including shares placed in escrow pursuant to the terms of the Purchase Agreement.


                              SELLING STOCKHOLDERS

      The shares of Common Stock covered by this Prospectus were issued to the Selling Stockholders in connection with the acquisition of the stock of WSM by Staples. See "The Acquisition."

      The following table sets forth the number of shares of Common Stock beneficially owned by each of the Selling Stockholders as of February 28, 1996, the number of shares to be offered by each of the Selling Stockholders pursuant to this Prospectus and the number of shares to be beneficially owned by each of the Selling Stockholders if all of the shares offered hereby are sold as described herein. Except as provided below, the Selling Stockholders have not held any positions or offices with, been employed by, or otherwise had a material relationship with, the Company or any of its predecessors or affiliates since February 28, 1993, (other than as stockholders of WSM prior to the Acquisition and as stockholders of Staples subsequent to the Acquisition).



                        Number of                  Number of       Number of
                        Shares of                  Shares of       Shares of
                        Common Stock               Common          Common Stock
  Name of               Beneficially               Stock           Beneficially
  Selling               Owned as of                Offered         Owned After
Stockholder             February 28, 1996(1)       Hereby          Offering(1)
-----------             --------------------       ------          -----------


Richard D. Way                  68,742             31,090           37,652

Roger H. Sullivan               65,002             29,450           35,552

Moore Mathews                   50,439             22,886           27,553

Michael S. Britton               3,835              1,917            1,918

John D. Fraser                   4,135              1,917            2,218
-----------------

(1) Includes shares placed in escrow pursuant to the terms of the Purchase Agreement.

(2) Mr. Way served as a director and an executive officer with WSM from August 1991 until February 1996.

(3) Mr. Sullivan served as a director and an executive officer with WSM from August 1991 until February 1996.

(4) Mr. Mathews served as a director and an executive officer with WSM from August 1991 until February 1996.


                              PLAN OF DISTRIBUTION


     Shares of Common Stock covered hereby may be offered and sold from time to time by the Selling Stockholders. The Selling Stockholders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. Such sales may be made in the over-the-counter market or otherwise, at prices related to the then current market price or in negotiated transactions, including pursuant to an underwritten offering or one or more of the following methods: (a) purchases by the broker-dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (b) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (c) block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction. The Company has been advised by the Selling Stockholders that they have not made any arrangements relating to the distribution of the shares covered by this Prospectus. In effecting sales, broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate. Broker-dealers will receive commissions or discounts from the Selling Stockholders in amounts to be negotiated immediately prior to the sale. The Purchase Agreement provides that the Company will indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act.

     In offering the shares of Common Stock covered hereby, the Selling Stockholders and any broker-dealers and any other participating broker-dealers who execute sales for the Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any profits realized by the Selling Stockholders and the compensation of such broker-dealer may be deemed to be underwriting discounts and commissions. In addition, any shares covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus. None of the shares covered by this Prospectus presently qualify for sale pursuant to Rule 144.

     The Company has advised the Selling Stockholders that during such time as they may be engaged in a distribution of Common Stock included herein they are required to comply with Rules 10b-6 and 10b-7 under the Exchange Act (as those Rules are described in more detail below) and, in connection therewith, that they may not engage in any stabilization activity in connection with Staples securities, are required to furnish to each broker-dealer through which Common Stock included herein may be offered copies of this Prospectus, and may not bid for or purchase any securities of the Company or attempt to induce any person to purchase any Staples securities except as permitted under the Exchange Act. The Selling Stockholders have agreed to inform the Company when the distribution of the shares is completed.

      Rule 10b-6 under the Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for or purchasing, for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Rule 10b-7 governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security.

     This offering will terminate on the earlier of (a) February 28, 1998 or (b) the date on which all shares offered hereby have been sold by the Selling Stockholders.


                                  LEGAL MATTERS

      The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Hale and Dorr, Boston, Massachusetts.

                                     EXPERTS

      The consolidated financial statements of Staples at January 28, 1995 and January 29, 1994, and for each of the three years in the period ended January 28, 1995, incorporated by reference in Staples' Annual Report on Form 10-K for the year ended January 28, 1995, as amended by Amendment No. 1 on Form 10-K/A, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference.

      The balance sheet of National Office Supply Company, Inc. as of June 30, 1992, and the related statements of earnings and retained earnings and cash flows for the year then ended, incorporated by reference in Staples' Annual Report on Form 10-K for the period ended January 28, 1995, as amended by Amendment No. 1 on Form 10-K/A, have been audited by KPMG Peat Marwick LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference.

      The financial statements referred to above are incorporated by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.